SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

☒ Filed by the Registrant

☐ Filed by a Party other than the Registrant

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material Pursuant to (S)240.14a-12

CHENIERE ENERGY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee cOMputed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

CHENIERE ENERGY, INC. NEWS RELEASE

CONTACT: David E. Castaneda

INVESTOR & MEDIA RELATIONS

1-888-948-2036

E-mail: LNG@MDCGroup.com

Cheniere Energy Adjourns Special Meeting of Stockholders until January 29, 2004

HOUSTON – January 15, 2004 – Cheniere Energy, Inc. (AMEX: LNG) announced the adjournment of its special meeting of stockholders to consider proposals to amend its charter and adopt a stock incentive plan until January 29, 2004, at 10:00 a.m. The adjournment was necessary due to a lack of a quorum and will provide stockholders with additional time to consider the proposals.

The reconvened meeting will be held on January 29, 2004, at Three Allen Center, 333 Clay Street, Suite 3400, Houston, Texas.

It is not necessary for stockholders who have already voted by proxy to take any further action if they do not wish to change their votes. All additional stockholders as of the original record date of November 25, 2003, will be entitled to vote by proxy or in person at the reconvened meeting.

Stockholders with questions on how to vote their shares can contact the Company’s proxy solicitor, The Altman Group, Inc. at
(800) 217-0538 (toll free) or (201) 460-1200 (call collect) or via email at info@altmangroup.com. The definitive proxy materials are also available on the Securities and Exchange Commission’s web site at www.sec.gov or on the Company’s web site at www.cheniere.com.

Cheniere Energy, Inc. is a Houston-based developer of LNG receiving terminals and a Gulf of Mexico E&P company. Cheniere is a 30% limited partner in Freeport LNG Development, L.P., which is developing an LNG receiving terminal in Freeport, Texas. Cheniere is also developing two additional Gulf Coast LNG receiving terminals in Sabine Pass, LA and Corpus Christi, TX. Cheniere conducts exploration for oil and gas in the Gulf of Mexico using a regional database of 7,000 square miles of PSTM 3D seismic data. Cheniere owns 9% of Gryphon Exploration Company, of which Warburg, Pincus Equity Partners, L.P. owns 91%.

Additional information about Cheniere Energy, Inc., including the proxy materials previously transmitted to stockholders, may be found on its website at www.cheniere.com, by contacting the company’s investor and media relations department toll-free at (888) 948-2036 or by writing to: LNG@MDCGroup.com.

Cheniere Adjourns Special Meeting of Stockholders Until January 29

Cheniere announced on January 15 that we adjourned our special meeting of stockholders due to a lack of a quorum, which will provide stockholders with additional time to consider the proposed charter amendments and the adoption of a stock incentive plan.

The meeting will reconvene at 10:00 a.m. on January 29, 2004, at Three Allen Center, 333 Clay Street, Suite 3400, Houston, Texas. The purpose of the meeting will be to consider the proposals to amend Cheniere’s charter and to adopt a stock incentive plan. No other business shall take place at the reconvened meeting.

It is not necessary for stockholders who have already voted by proxy to take any further action if they do not wish to change their votes. All additional proxies received up to January 29, 2004, will be counted at the reconvened meeting. All stockholders as of the original record date of November 25, 2003, will be entitled to vote by proxy or in person at the reconvened meeting.

To ensure that your shares are represented at the reconvened special meeting of stockholders, you must complete, sign, date, and promptly return the proxy card in the envelope that you received with your proxy materials.

We hope that all stockholders will take advantage of this opportunity. The attached news release regarding the meeting was sent to the news media on January 15.

Following are answers to anticipated questions regarding the adjournment:

1.	Why did you adjourn the meeting?

Cheniere adjourned the meeting due to the lack of a quorum, which will provide stockholders with additional time to consider the proposed charter amendments and the adoption of a stock incentive plan.

2.	When will the meeting be rescheduled?

The special meeting of stockholders has been adjourned to 10:00 a.m. on January 29, 2004, at Three Allen Center, 333 Clay Street, Suite 3400, Houston, Texas.

3.	What is the record date for stockholders entitled to vote at the adjourned meeting?

The record date does not change. Cheniere stockholders of record as of the close of business on November 25, 2003, are entitled to vote at the adjourned special meeting.

4.	Did you adjourn the meeting because you thought you were going to lose the vote?

As we stated in the press release, Cheniere adjourned the meeting due to the lack of a quorum.

5.	What is required for a quorum?

The presence at the meeting, in person or by proxy, of holders of a majority of the issued and outstanding shares of common stock entitled to vote constitutes a quorum.

6.	What level of stockholder approval is needed to change the charter and approve the adoption of the 2003 Stock Incentive Plan?

The affirmative vote of a majority of the shares of Cheniere common stock outstanding is required for the approval of each of the charter amendments. Provided that a quorum is present, the affirmative vote of a majority of the shares entitled to vote thereon at the meeting is required for the approval of the adoption of the 2003 Stock Incentive Plan.

7.	What is your next step? What will the Company do to solicit more votes?

We have retained The Altman Group, Inc., a proxy solicitor, to assist in the solicitation of additional proxies at an anticipated cost not to exceed $10,000. The cost of this proxy solicitation will be borne by the Company. Directors, officers and employees of the Company may, at no additional cost, also solicit proxies. Banks, brokerage houses and other institutions, nominees or fiduciaries have been or will be requested to forward the proxy materials to the beneficial owners of the common stock and will be reimbursed for their reasonable expenses incurred in forwarding such matters.

8.	What was the preliminary vote?

The meeting was adjourned and no vote was held.

9.	Will you be placing any additional proposals on the agenda or amending the existing proposals before you reschedule the special meeting?

No.